Exhibit 99.1

CONTACTS:

Tierney Saccavino

Acorda Therapeutics

(914) 347-4300 ext. 104

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Reports Fourth Quarter and Full Year 2006 Financial Results

HAWTHORNE, N.Y. February 20, 2007--Acorda Therapeutics, Inc. (Nasdaq:ACOR) today announced its financial results for the fourth quarter and full year ended December 31, 2006. The Company also reviewed its recent highlights.

“2006 was a transforming year for Acorda,” commented Ron Cohen, M.D., the company’s President and Chief Executive Officer. “In September we announced positive Phase 3 clinical trial results for Fampridine-SR, showing a significant increase in walking ability in people with multiple sclerosis. In addition, sales of Zanaflex Capsules grew strongly in 2006, and we completed our second expansion of our sales force to 65 professionals. We plan to build on these accomplishments in 2007, with another Phase 3 trial for Fampridine-SR, a strategic alliance to commercialize Fampridine-SR outside of the U.S. and continued growth in Zanaflex sales.”

Fourth Quarter and Recent Highlights

Fampridine-SR

•                  The Company’s MS-F203 Phase 3 data has been accepted for a platform presentation at the American Academy of Neurology (AAN) meeting on May 2, 2007 at 4:15 pm (ET).

•                  On December 8, 2006, Acorda announced that, based on feedback from its meeting with the U.S. Food and Drug Administration (FDA), it would design and conduct an additional Phase 3 trial of Fampridine-SR in people with MS. Acorda expects this study to be of shorter duration than its MS-F203 study with a single primary outcome, a consistent response on the Timed 25 Foot Walk. A protocol was submitted to the FDA for a Special Protocol Assessment (SPA). In response, the Agency has requested small amendments to the protocol that Acorda plans to implement. These do not involve significant changes to the overall design or the size of the trial.

•                  As of February 15, 2007, over 1,300 people had been exposed to Fampridine-SR in clinical trials. This number includes more than 300 people treated for more than 6 months, approximately 150 people treated for more than one year and over 120 for greater than two years.

Zanaflex Capsules

▪                  On Jan. 8, 2007, the Company announced it had completed the expansion of its sales force for Zanaflex Capsules to 65 people, 52 of whom are area business managers in field, calling on specialist and primary care physicians who are high-volume prescribers. This new sales force is expected to reach approximately 7,400 specialists and primary care physicians and will lay the foundation for the potential Fampridine-SR launch.

Corporate

•                  On February 7, 2007, the Company announced that it received a second $5 million payment as part of its amended agreement with an affiliate of Paul Capital Healthcare (formerly Paul Royalty Fund) to receive a total of $10 million to fund the expansion of its Zanaflex Capsules™ (tizanidine hydrochloride) sales force from 32 to 65 professionals and other Zanaflex Capsules operations. The second payment was made upon the achievement of specified sales goals for 2006.

•                  The Company reported the addition of two new board members.  Barry Greene, Chief Operating Officer of Alnylam Pharmaceuticals, joined the Board on January 9, 2007 and Ian Smith, Chief Financial Officer of Vertex Pharmaceuticals, Incorporated, joined the Board on February 1, 2007.

•                  On December 1, 2006, Saints Capital converted its $2.5 million full-recourse convertible promissory note into 210,863 shares of common stock.

•                  On November 15, 2006, the Company announced that it had been selected for addition to the Nasdaq Biotechnology Index.

•                  On October 4, 2006, Acorda announced the completion of a $31.5 million private placement of approximately 3.2 million shares of its common stock.

Financial Results

Zanaflex Gross Sales - For the fourth quarter ended December 31, 2006, the Company reported gross sales of Zanaflex Capsules of $6.9 million and gross sales of Zanaflex® tablets of $1.3 million providing combined gross sales of $8.2 million, compared to $2.7 million in combined gross sales for the same quarter in 2005. For the full year ended December 31, 2006, the Company reported gross sales of Zanaflex Capsules of $18.1 million and gross sales of Zanaflex tablets of $8.4 million providing combined gross sales of $26.5 million, compared to $5.9 million in combined gross sales for the same period in 2005. Gross sales are recognized using a deferred revenue recognition model, meaning Zanaflex product shipments to wholesalers are recorded as deferred revenue and only recognized as revenue when end-user prescriptions of Zanaflex Capsules and tablets are reported.

Zanaflex Shipments - Zanaflex Capsules shipments for the quarter ended December 31, 2006 were $10.6 million and Zanaflex tablet shipments were $2.0 million providing total shipments of $12.6 million compared to $1.7 million of Zanaflex Capsules shipments and $2.3 million of tablet shipments for total shipments of $4.0 million for the same quarter in 2005. For the year ended December 31, 2006, Zanaflex Capsules shipments were $24.2 million and Zanaflex tablets shipments were $6.7 million providing total shipments of $30.9 million compared to $7.8 million of Zanaflex Capsules shipments and $10.3 million of tablet shipments for total shipments of $18.1 million for the prior year.

The Company reported net loss of $7.0 million for the quarter ended December 31, 2006, or $0.30 per share, compared to a net loss of $15.8 million, or $75.59 per share, for the same period in 2005. The Company reported a net loss of $60.0 million for the full year ended December 31, 2006, or $3.27 per share, compared to a net loss of $60.4 million, or $295.27 per share, in 2005.

As of December 31, 2006, Acorda held cash, cash equivalents, and short-term investments of $53.8 million, compared to $13.8 million at December 31, 2005.

Conference Call and Webcast

Ron Cohen, President and Chief Executive Officer and David Lawrence, Chief Financial Officer will host a conference call today at 8:30 am ET to review the Company's fourth quarter and year end 2006 results. To access the call, please dial 866-356-3093 (domestic) or 617-597-5381 (international) and provide the access code 62235705 five minutes prior to the start time. A replay of the call will be available from 10:30 a.m. Eastern Time on February 20, 2007 until 11:59 p.m. Eastern Time on March 20, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the access code 70560177. A live audio webcast of the call can also be accessed from the Company's website, at http://www.acorda.com, for the next 30 days.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics' ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics' operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company's marketed products include Zanaflex Capsules(TM) (tizanidine hydrochloride), a short-acting drug for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda's lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS. The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Financial Statements

Acorda Therapeutics, Inc
Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$18,101	$11,761
Short-term investments	35,656	2,001
Finished goods inventory held by the Company	4,701	5,587
Property and equipment, net	1,223	1,707
Intangible assets, net	10,178	5,952
Total assets	$84,368	$33,912

Liabilities and stockholders' equity (deficit)
Accounts payable, accrued expenses and other liabilities	$14,033	$14,060
Deferred product revenue	20,441	16,736
Total current liabilities	38,910	35,858
Long term liabilities	26,790	23,377
Stockholders' equity (deficit)	18,669	(116,536)
Total Liabilities and Stockholders' deficit	$84,368	$33,912

Acorda Therapeutics, Inc
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Gross sales - Zanaflex	$8,245	$2,684	$26,548	$5,923
Less: discounts and allowances	(560)	(122)	396	(1,114)
Net sales	7,685	2,562	26,944	4,809
Grant revenue	35	152	407	336
Total net revenue	7,720	2,714	27,351	5,145
Less: cost of sales	(3,085)	(2,858)	(7,123)	(5,132)
Gross profit	4,635	(144)	20,228	13

Operating expenses:
Research and development	3,162	3,237	12,055	12,890
Sales and marketing	4,937	3,441	19,079	13,098
General and administrative	3,288	2,096	12,561	8,435
Total operating expenses	11,387	8,774	43,695	34,423

Operating loss	$(6,752)	$(8,918)	$(23,467)	$(34,410)

Other income (expense):
Interest and amortization of debt discount expense	(879)	(702)	(2,553)	(1,526)
Interest income	618	54	1,471	402
Other income	4	—	75	1
	(257)	(648)	(1,007)	(1,123)
Cumulative effect of change in accounting principle	—	—	454	3

Net loss	(7,009)	(9,566)	(24,020)	(35,530)
Beneficial conversion feature, accretion of issuance
costs, preferred dividends, and fair value of warrants
issued to convertible preferred stockholders	—	(6,212)	(36,007)	(24,849)

Net (loss) allocable to common shareholders	$(7,009)	$(15,778)	$(60,027)	$(60,379)

Net loss per share allocable to common
stockholders - basic and diluted	$(0.30)	$(75.59)	$(3.27)	$(295.27)

Weighted average common shares outstanding
used in computing net loss per share allocable
to common stockholders - basic and diluted	23,093,117	208,732	18,345,543	204,485